UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2017

KBS STRATEGIC OPPORTUNITY REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	000-54382	26-3842535
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On July 6, 2017, KBS SOR Properties, LLC, an indirect wholly owned affiliate of KBS Strategic Opportunity REIT, Inc. (the “Company”), entered into (i) a Common Unit Purchase and Sale Agreement and Escrow Instructions with Migdal Insurance Company LTD., Migdal-Makefet Pension and Provident Funds LTD. and affiliates (the “Migdal Members”) (the “Purchase and Sale Agreement”), (ii) the Amended and Restated Limited Liability Company Agreement of KBS SOR Acquisition XXIX, LLC (the “Joint Venture Agreement”), (iii) a Investment Agreement with Migdal Members and Willowbrook Asset Management LLC, which is owned by Keith D. Hall and Peter McMillan III, who are principals of the Advisor and directors and officers of the Company (“WBAM”) and (iv) a waiver letter agreement with KBS Capital Advisors LLC (the “Waiver Agreement”). A brief description of the material terms of these agreements is set forth below in Item 8.01 and is incorporated by reference herein.
ITEM 8.01 OTHER EVENTS
Pursuant to the Purchase and Sale Agreement referenced in Item 1.01 above, on July 6, 2017, KBS SOR Properties, LLC sold a 45% equity interest in an entity that owns an office building containing 284,751 rentable square feet located on approximately 0.35 acres of land in San Francisco, California (“353 Sacramento”) for approximately $39.1 million (the “353 Sacramento Transaction”) to the Migdal Members, third parties unaffiliated with the Company or KBS Capital Advisors LLC, the Company’s external advisor (the “Advisor”). The sale resulted in 353 Sacramento being owned by a joint venture (the “Joint Venture”), in which the Company indirectly owns 55% of the equity interests and the Migdal Members indirectly own 45% in the aggregate of the equity interests.
The Joint Venture will be managed by a three-person board of directors whom the Company will appoint. Major decisions will require the consent of a board representative appointed by the Migdal Members. After July 6, 2019, the Company will have the ability to force a sale of 353 Sacramento if there is a deadlock between the Joint Venture’s board and the Migdal Members’s board representative with respect to certain major decisions. The Company’s right to transfer the Company’s interest in the Joint Venture is limited until July 6, 2019; thereafter, the Migdal Members will generally have the right to sell its interest to any buyer of the Company’s interest.
The Migdal Members, which are separate-account clients of WBAM, will pay an acquisition fee and an asset management fee to be split 50/50 between WBAM and the Company. The gross acquisition fee is expected to equal 0.5% of the Migdal Members’ aggregate pro rata share of the total equity cost basis of the property, which would amount to approximately $0.2 million to WBAM and $0.2 million to the Company, prior to considering the impact of a third-party broker commission being paid, which will reduce the acquisition fee pro rata. The monthly asset management fee is expected to equal 1/12th of 0.32% of the Migdal Members’ aggregate pro rata share of the total cost basis of the property, which would amount to approximately $0.1 million being paid to WBAM per year and $0.1 million being paid to the Company per year. In addition, the Migdal Members are expected to pay a promote, ranging from 20% to 30% of excess distributions from the Migdal Members, if certain return thresholds are reached. All of the promote payments would be paid to the Company until the Company has realized a 13.6% internal rate of return on the Company’s investment in 353 Sacramento, at which point the remainder of the promote would be paid to WBAM.
Pursuant to the Waiver Agreement referenced in Item 1.01 above, the Advisor waived any right it may have had to receive a disposition fee in connection with the 353 Sacramento Transaction and also waived its rights to future acquisition fees in an amount equal to 45% of the acquisition fees paid to the Advisor in connection with the Company’s original purchase of 353 Sacramento in July of 2016.
The 353 Sacramento Transaction was unanimously approved by the Company’s conflicts committee. Due to WBAM’s interest in the transaction, such approval included a determination that the transaction was fair and reasonable to the Company and on terms and conditions not less favorable to the Company than those available from unaffiliated third parties.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS STRATEGIC OPPORTUNITY REIT, INC.

Dated: July 6, 2017	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer, Treasurer and Secretary

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